As filed with the Securities and Exchange Commission on July 3, 2013

Registration No. 333-152760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

______________________

United Development Funding IV

(Exact name of registrant as specified in governing instruments)

___________________________________

The United Development Funding Building

Suite 100

1301 Municipal Way

Grapevine, Texas 76051

(214) 370-8960

(800) 859-9338

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________________

Hollis M. Greenlaw, Esq.

Chairman and Chief Executive Officer

The United Development Funding Building

Suite 100

1301 Municipal Way

Grapevine, Texas 76051

(214) 370-8960

(800) 859-9338

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000	Peter M. Fass, Esq. James P. Gerkis, Esq. Proskauer Rose LLP 1585 Broadway New York, NY 10036 (212) 969-3025

____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such dates as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF COMMON SHARES OF BENEFICIAL INTEREST

United Development Funding IV (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-152760) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission on November 12, 2009, pursuant to which the Registrant registered 35,000,000 common shares of beneficial interest. Of the 35,000,000 common shares of beneficial interest registered, 25,000,000 shares were initially offered to the public pursuant to the primary offering on a “best efforts” basis for $20.00 per share and 10,000,000 shares were initially offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price of $20.00 per share. The Registrant had the right to reallocate the common shares of beneficial interest being offered between the primary offering and the distribution reinvestment plan, and pursuant to Supplement No. 6 to the Registrant’s prospectus regarding the offering, which was filed with the Securities and Exchange Commission on May 3, 2013, the Registrant reallocated the shares being offered to be 34,000,000 shares offered pursuant to the primary offering and 1,000,000 shares offered pursuant to the distribution reinvestment plan.

As of close of business on May 13, 2013, the Registrant had sold a total of 31,459,430 shares pursuant to the Registration Statement, including 30,735,813 shares sold to the public pursuant to the primary offering and 723,617 shares sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on May 13, 2013, and hereby deregisters the remaining 3,540,570 shares which were previously registered under the Registration Statement and remained unsold as of the close of business on May 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 3rd day of July, 2013.

UNITED DEVELOPMENT FUNDING IV

By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Hollis M. Greenlaw	Chief Executive Officer and Chairman of the Board of Trustees	July 3, 2013
Hollis M. Greenlaw	(Principal Executive Officer)

/s/ Cara D. Obert	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 3, 2013
Cara D. Obert

/s/ David A. Hanson	Chief Operating Officer and Chief Accounting Officer	July 3, 2013
David A. Hanson	(Principal Accounting Officer)

*	Trustee	July 3, 2013
Scot W. O’Brien

*	Trustee	July 3, 2013
Phillip K. Marshall

*	Trustee	July 3, 2013
J. Heath Malone

*	Trustee	July 3, 2013
Steven J. Finkle

* By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw, as attorney-in-fact